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                                                                 Exhibit 99.1



July 22, 2003                                     Edward J. Boyle
                                                  CFO, Secretary & Treasurer
                                                  412-442-8244

                         MATTHEWS INTERNATIONAL ANNOUNCES
              THIRD QUARTER EARNINGS AND DECLARES QUARTERLY DIVIDEND


PITTSBURGH, PA, JULY 22, 2003 - Matthews International Corporation (NASDAQ NNM:MATW) today announced earnings for the third fiscal quarter ended June 30, 2003. Net income for the quarter was $12,289,000 versus $10,558,000 for the same quarter last year.

Earnings per share for the third quarter of fiscal 2003 were $0.38 compared to $0.33 a year ago, an increase of 15.2 percent.

Sales in the quarter were $116,145,000 versus $118,825,000 in the second quarter of fiscal 2002, a decrease of 2.3 percent. Operating profit for the third quarter was $21,573,000, an increase of 14.2% over the same quarter a year ago.

Net income for the nine months ended June 30, 2003 was $33,174,000 versus $28,012,000 for the nine months ended June 30, 2002. Net income for fiscal 2002 excluded a charge of $3,226,000 (net of taxes), or $0.10 per share, for impairment of goodwill resulting from the adoption of Statement of Financial Accounting Standards (SFAS) No. 142 "Goodwill and Other Intangible Assets". Earnings per share for the nine months ended June 30, 2003 increased 17.0 percent to $1.03 compared to $0.88 (before the effect of the accounting change) for the first nine months a year ago. Sales for the first three quarters of fiscal 2003 increased 8.4 percent to $340,799,000 versus $314,254,000 for the first three quarters of fiscal 2002.



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Matthews International Corporation                                     2 of 3
July 22, 2003


In discussing the financial results for the quarter and first nine months of the fiscal year, David M. Kelly, Chairman and Chief Executive Officer, stated:

"The decline in consolidated sales for the third quarter compared to the same period last year resulted from lower sales of metal caskets, casket stampings, mausoleums and graphics products and services to the primary packaging market. Year-to-date sales were higher primarily reflecting the inclusion of two additional months of York Casket and an increase in foreign currency exchange rates." The York Casket business was acquired by Matthews on December 3, 2001.

"The higher level of operating income, net income and earnings per share compared to the third quarter and first nine months a year ago reflected a combination of benefits derived from acquisitions, manufacturing improvements, lower selling and administrative costs, and favorable foreign currency exchange rates. "

Mr. Kelly also stated that, "The Company paid $10 million on its revolving credit facility in June 2003. Since the inception of this loan on December 3, 2001, which totaled $124.5 million, we have reduced our debt balance by $70 million over a period of nineteen months."

The Board of Directors of Matthews International Corporation also declared at its regularly scheduled meeting today a dividend of $0.0275 per share on the Company's common stock for the quarter ended June 30, 2003. The dividend is payable August 14, 2003 to stockholders of record July 31, 2003.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and caskets for the cemetery and funeral home industries, and custom made products which are used to identify people, place, products and events. The Company's products include cast bronze memorials and other memorialization products; caskets; bronze and aluminum architectural products; cremators and cremation-related products; mausoleums, printing plates, pre-press services, and imaging systems for the corrugated and flexible packaging industries; and marking equipment and consumables for identifying various consumer and industrial products and containers.


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Matthews International Corporation                                    3 of 3
July 22, 2003

                MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                     (Unaudited)
                          (In Thousands, except Share Data)

                               Three Months Ended          Nine Months Ended
                             ---------------------       --------------------
                             6/30/03       6/30/02       6/30/03      6/30/02
                             -------       -------       -------      -------
Sales                       $116,145      $118,825      $340,799     $314,254
Operating Profit              21,573        18,897        58,885       49,525
Income before Taxes
 and Accounting Change        20,086        17,199        54,211       45,624
Income Taxes                   7,797         6,641        21,037       17,612
Income before
 Accounting Change            12,289        10,558        33,174       28,012
Effect of Accounting
 Change, Net of Taxes              0             0             0      (3,226)
Net Income                  $ 12,289      $ 10,558       $33,174     $ 24,786
Earnings per Share
 before Accounting Change   $   0.38      $   0.33       $  1.03     $   0.88
Earnings per Share          $   0.38      $   0.33       $  1.03     $   0.78
Weighted Average Shares   32,342,823    32,001,768    32,188,608   31,723,260


Any forward-looking statements contained in this release are included pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to be materially different from management's expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company's results to differ materially from the results discussed in such forward-looking statements principally include economic, competitive, and technological factors beyond the Company's control.